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                                                                     Exhibit 3.1


                                 [LETTERHEAD]



       STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
       OFFICE OF THE SECRETARY OF STATE

       JAMES R. LANGEVIN, SECRETARY OF STATE


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF

                                NETWORK SIX, INC.

       I, JAMES R. LANGEVIN, Secretary of State of the State of Rhode Island and Providence Plantations, hereby certify that duplicate originals of Restated Articles of Incorporation of

                                NETWORK SIX, INC.

duly signed and verified pursuant to the provisions of Chapter 7-1.1 of the General Laws, 1956, as amended, have been received in this office and are found to conform to law. The affixed is a duplicate original of the Restated Articles of Incorporation.

                                 WITNESS my hand and the seal of the State of Rhode Island and Providence Plantations this 23rd day of May, 2000.

                                           /s/ JAMES R. LANGEVIN
                                 ----------------------------------------------
                                              Secretary of State

                                 By       /s/ CATHRYN J. VILLANIS
                                   --------------------------------------------


                                    [SEAL]



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Filing Fee:  $70.00                                        ID Number:  14853
                                                                     ----------

                STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                        Office of the Secretary of State
                              Corporations Division
                              100 North Main Street
                       Providence, Rhode Island 02903-1335

                              BUSINESS CORPORATION

                                   ----------

                       RESTATED ARTICLES OF INCORPORATION

Pursuant to the provisions of Section 7-1.1-59 of the General Laws, 1956, as amended, the undersigned corporation adopts the following Restated Articles of
Incorporation:

1.   The name of the corporation is NETWORK SIX, INC.
                                    -------------------------------------------

2.   The period of its duration is (if perpetual, so state) PERPETUAL
                                                           --------------------

3. The specific purpose or purposes which the corporation is authorized to pursue are:

     MANAGEMENT CONSULTING AND ANY OTHER LAWFUL ACT OR ACTIVITY FOR WHICH CORPORATIONS MAY BE ORGANIZED UNDER THE RHODE ISLAND BUSINESS CORPORATION LAW, SPECIFICALLY CONSULTING WITH REFERENCE TO ELECTRONIC FUNDS TRANSFER.

4. The aggregate number of shares which the corporation has authority to issue is:
                                 See attachment.



                                     FILED
                                 May 23, 2000


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                              ATTACHMENT TO ITEM 4.


            (a)    If only one class: Total number of shares

                                       or

            (b)    If more than one class: Total number of shares 4,857,142.86.
                                                                  -------------

       The total authorized capital stock of this corporation is Four Million Eight Hundred Fifty Seven Thousand One Hundred Forty Two and 86/100 (4,857,142.86) shares, of which Four Million (4,000,000) shares shall be Common Stock (hereinafter called the "Common Stock") with ten cent ($.10) par value per shares, and of which Eight Hundred Fifty Seven Thousand One Hundred Forty Two and 86/100 (857,142.86) shares shall be Series A Convertible Preferred Stock (hereinafter called the "Preferred Stock") of the par value of Three Dollars and Fifty Cents ($3.50) per share.

       The Preferred and Common Stock herein authorized may be issued from time to time in such amounts and proportions and, subject to the provisions of this Article FOURTH of these Articles of Incorporation, under such conditions and on such terms and for such purposes and at such prices as shall be determined by the Board of Directors of said corporation and as may be permitted by law.

         The Preferred and Common Stock shall have the following respective rights, preferences, voting powers, restrictions and qualifications:

                      SERIES A CONVERTIBLE PREFERRED STOCK

                         See Exhibit A attached hereto.

                                  COMMON STOCK

       1. DIVIDENDS. After full dividends shall have been paid to or set apart for the holders of the Preferred Stock, then out of any funds lawfully available therefore dividends may be paid on the Common Stock if, when and as declared by the Board of Directors in its discretion.

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       2. DISTRIBUTION OF ASSETS. In the event of any liquidations, dissolution or winding up of the corporation, or, any reduction of its capital resulting in a distribution of its assets to its shareholders, after there shall have been paid to or set apart for the holders of the Preferred Stock the full amounts to which they are entitled under the provisions of this Article FOURTH, the holders of the Common Stock shall be entitled to receive as a class, pro rata, the remaining assets of the corporation available for distribution to its shareholders.

       3. VOTING RIGHTS. At all meetings of the stockholders of the corporation, the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them.

                                       2

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                                    EXHIBIT A

                             NETWORK SOLUTIONS, INC.

                     STATEMENT OF RIGHTS AND PREFERENCES OF
                      SERIES A CONVERTIBLE PREFERRED STOCK


       Section 1. DESIGNATION AND NUMBER IN SERIES.

The stock shall be designated "Series A Convertible Preferred Stock" (hereinafter called the "Preferred Stock"), and the number of shares constituting such series shall be 857,142.86, having a par value of $3.50 per share.


       Section 2. DIVIDENDS. Until September 30, 1997, the holders of shares of Preferred Stock shall be entitled to received dividends at the rate of $.2625 per annum per share of Preferred Stock outstanding, payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing on December 31, 1992, unless such date is not a business day, in which event on the next business day, to the holders of record on such dates thirty (30) days preceding the payment date thereof. Effective October 1, 1997 the dividend, which the holders of Preferred Stock are entitled to receive will be calculated based upon the application of a floating dividend rate to the par value per share of the Preferred Stock. The quarterly dividend rate to be applied to the Preferred Stock on and after October 1, 1997 shall be determined on each January 1, April 1, July 1 and October 1 thereafter (the "Dividend Determination Dates") and shall be five percent (5%) higher than the prime rate of interest published in

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the Wall Street Journal on the Dividend Determination Date or, if the Dividend
Determination Date is not a business day, on the business day nearest to the Dividend Determination Date. The dividend for the subsequent calendar quarter for each share of Preferred Stock will be equal to the par value of each share multiplied by the dividend rate determined on the Dividend Determination Date with the result then being divided by four (4). Such dividends shall accrue from day to day, whether or not earned or declared, and shall be payable in cash. Such dividends shall be payable before any dividends shall be declared or paid upon or set aside for any of the Common Stock, par value $.10 per share, of the Company (the "Common Stock") or any other series or class of capital stock ranking, as to dividends, junior to the Preferred Stock and shall be cumulative, so that if for any quarter or quarters the full amount of such dividends shall not have been paid thereon or declared and set apart therefore, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without any interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for any of the Common Stock or any other series or class of capital stock ranking, as to dividends, junior to the Preferred Stock.

       Section 3. VOTING RIGHTS. (a) The holders of Preferred Stock shall be entitled to vote with the holders of Common Stock, as a class, on all matters upon which the holders of Common Stock have the right to vote and with respect to such

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vote, such holders shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled to notice of stockholders' meetings in accordance with the By-laws of the Company. As long as there shall be 238,071 or more shares of Preferred Stock outstanding, the holders of Preferred Stock shall also vote as a separate class as provided by Subsections (b), (c) and (d) of this Section 3; PROVIDED, HOWEVER, nothing contained herein shall extinguish or otherwise affect or diminish any right conferred by law on the holders of Preferred Stock to vote as a class on any matter. For any vote in which the holders of Preferred Stock are voting together with the holders of Common Stock as a class, the holder of each share of Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such share of Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). For any vote in which the holders of Preferred Stock are voting as a separate class, the holder of each share of Preferred Stock shall have the right to one (1) vote for each share of Preferred Stock.

            (b) Notwithstanding anything to the contrary contained herein, the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Preferred Stock, voting as a separate class, shall be required for:

                   (i) the authorization or issuance of any class or series of equity securities (including additional

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       shares of Preferred Stock) having equal or superior rights as to payment of dividends or payment upon liquidation, dissolution or winding up of the Company or any class of equity securities or debt securities convertible into or exchangeable for any other class of equity securities or any class of equity securities, as the case may be;

                   (ii) the Company to engage in any transaction which would materially impair or reduce the rights of the holders of Preferred Stock;

                   (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of any class of capital stock of the Company, except cash dividends paid out of earned surplus of the Company after written notice to the holders of Preferred Stock at least thirty (30) days prior to the record date with respect to such cash dividend;

                   (iv) any increase or decrease in the size of the Board of Directors of the Company except as otherwise provided in Section 3(d) hereof; or

                   (v) the issuance of any common stock of the Company, or options to purchase or rights to subscribe for any such common stock of the Company, to officers, employees or directors of, or consultants to, the Company, if such common stock, and/or common stock of the Company issuable pursuant to such options or rights, when added to common stock of the Company, including common stock of the Company

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       issuable pursuant to currently outstanding options and rights, currently issued to such officers, employees, directors or consultants, would exceed ten percent (10%) of all the issued and outstanding shares of common stock of the Company, after giving effect to such issuance.

            c. In all elections of directors of the Company, the holders of Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director and the holders of Preferred Stock shall be entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of preferred Stock pursuant to this Subsection (c). Any vacancy in the office of a director elected by the holders of Preferred Stock pursuant to this Subsection (c) shall be filled by a vote of such holders, voting as a separate class.

            d. Notwithstanding anything to the contrary contained herein, in the event that three (3) quarterly dividend payments on the Preferred Stock shall be in arrears in whole or in part, the holders of Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors until such time as all dividends on the Preferred Stock shall have been fully paid or declared and set apart for payment to the satisfaction of the holders of Preferred Stock for all past quarterly dividend periods and for then current dividend period, at which time such right shall terminate, subject to revesting in the event of each and every subsequent default of the character and for the time set forth in this Subsection (d); PROVIDED,

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HOWEVER, that in the event the holders of Preferred Stock determine to elect two
(2) directors to the Board of Directors pursuant to this Section 3(d), the size of the Board of Directors shall be increased from five (5) to six (6) members for such period or periods of time during which the holders of Preferred Stock have so elected two (2) directors to the Board of Directors.

       Section 4. LIQUIDATION. The holders of Preferred Stock shall, in case of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, be entitled to receive in full out of the assets of the Company, including its capital and surplus, after the satisfaction of the Company's creditors, but before any amount shall be paid or distributed among the holders of the Company's Common Stock or any other securities ranking junior, as to the distribution of assets, to the Preferred Stock, the greater of (x) $3.50 per share (the "Liquidation Value") plus all accrued and unpaid dividends thereon to the date of such payment and (y) the amount which would have been paid or distributed to such holders had such holders converted such shares of Preferred Stock into shares of Common Stock as provided herein immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. If, upon such liquidation, dissolution or winding up of the affairs of the Company, the net assets of the Company distributable among the holders of Preferred Stock shall be insufficient to permit payment in full, then all the net assets shall be distributed ratable among the holders of Preferred Stock.

                                       8
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       Section 5. RIGHT TO REDEMPTION OF THE COMPANY.

(a) At any time and from time to time after October 30, 1997, the Company shall have the right and option to purchase from the holders of Preferred Stock, and such holders shall have the obligation to sell to the Company, all, but not less than all of the Preferred Stock held by such holders, for a price equal to the Liquidation Value per share plus accrued and unpaid dividends, if any, to the date of such purchase by the Company (hereinafter referred to as the "Call").

            (b) The Company may exercise the Call by delivering an irrevocable written and dated notice of exercise (the "Section 5 Notice") to each holder of Preferred Stock, specifying the purchase price to be paid for such shares. Within thirty (30) days of the date of a Section 5 Notice from the Company with respect to its exercise of the Call, the Company shall pay the purchase price to such holder, and such holder shall deliver one or more stock certificates representing the total number of shares subject to the Call together with one or more duly executed stock powers attached thereto, all in proper form for transfer. The purchase price payable by the Company in respect of the exercise of the Call hereunder shall be paid promptly by means of a wire transfer to an account designated by such holder or by delivery by the Company to such holder of a certified or bank check.

                                       9

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       Section 6. MANDATORY REDEMPTION UPON A CHANGE OF CONTROL.

            (a) In the event of a Change of Control of the Company (as hereinafter defined), each holder of Preferred Stock shall have the right and option (the "Change of Control Election") to sell to the Company, and the Company shall have the obligation to purchase from such holder, all or a portion of the Preferred Stock held by such holder for a price per share (the "Change of Control Price") equal to the applicable price set forth below:

        CHANGE OF CONTROL OCCURRING                            PRICE
        ---------------------------                            -----
On or after 10/29/92, but before 10/29/93                     $4.025
On or after 10/29/93, but before 10/29/94                     $4.550
On or after 10/29/94, but before 10/29/95                     $5.075
On or after 10/29/95                                          $5.600

plus, in each case, all accrued and unpaid dividends to the date of such Change of Control.

            (b) Each holder of Preferred Stock may exercise the Change of Control Election by delivering to the Company one or more stock certificates representing the shares of Preferred Stock being sold by such holder, together with one or more duly executed stock powers attached thereto, all in proper form for transfer. Such delivery shall be made to the Company not later than thirty
(30) days after the later of (i) the effective date of such Change of Control, or (ii) receipt by such holder of written notice by the Company to such holder of such Change of Control. The Change of Control Price payable by the Company in respect of any exercise of the Change of Control Election shall be paid promptly upon such delivery by means of a wire transfer to an account designated by such holder or by delivery by the

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Company to such holder of a certified or bank check. The exercise by any holder of its rights under this Section 6 shall be in addition to any rights it may have under Section 7 hereof with respect to any shares of Preferred Stock as to which such holder shall not have made its Change of control Election.

            (c) For purposes of this Section 6, a "Change of Control" of the Company shall mean:

                   (i) the acquisition by any person or entity or a group of affiliated or related persons or entities (other than the holders of Preferred Stock of record as of October 29, 1992) of more than 50% of the issued and outstanding shares of Common Stock of the Company, in one or more transactions, other than pursuant to an offering to Common Stock of the Company pursuant to an effective registration statement (excluding a registration statement on Form S-4 or S-8 or any successor form) under the Securities Act of 1993, as amended;

                   (ii) a reorganization, merger or consolidation (in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty (50%) percent of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities), or the sale, transfer or other disposition, in one or more

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       transactions, of all or substantially all of the assets of the Company;
       or

                   (iii) the voluntary or involuntary liquidation, dissolution or winding up of the Company.

       Section 7. CONVERSION.

            (a) Upon compliance with the provisions hereof, each share of Preferred Stock shall be convertible at any time and from time to time at the option of the holder thereof into one (1) share of Common Stock (as the same may be adjusted as provided in Section 8 hereof, the "Conversion Number"). In order to exercise the conversion privilege under this Subsection (a), the holder of any share of Preferred Stock to be converted shall surrender such share of Preferred Stock to the Company, together with a written notice duly executed, which notice shall, subject to the provisions of Section 6 hereof, be irrevocable, to the Company to the effect that such holder elects to convert the number of shares of Preferred Stock stated in such notice into Common Stock in accordance herewith. As promptly as practicable after the surrender of the certificate representing such share of Preferred Stock for conversion as aforesaid, the Company shall issue and shall deliver at the office of the Company to such holder, or on his written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of Preferred Stock. Such conversion shall be deemed to have been effected on the date on which such notice shall have been received by the Company and such shares of Preferred Stock

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shall have been surrendered as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares of Common Stock represented thereby; PROVIDED, HOWEVER, that any such surrender on any day when the stock transfer books of the Company shall be closed shall not be effected until the next day on which such stock transfer books are open.

            (b) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the shares of Preferred Stock in accordance with this Section 7, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock in accordance with this Section 7.

       Section 8. ADJUSTMENTS OF CONVERSION NUMBER.

            (a) In case the Company shall, at any time or from time to time while any of the shares of Preferred Stock are outstanding, (i) pay a dividend in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reorganization, recapitalization or reclassification of its shares of Common Stock any shares of stock of the Company,

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the Conversion Number in effect immediately prior thereto shall be adjusted so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had such share of Preferred Stock been converted immediately prior to the happening of such event.

            (b) Upon any adjustment of the Conversion Number, then and in each such case the Company shall deliver to the holders of the Preferred Stock written notice thereof, certified by the Secretary of the Company, which notice shall state the Conversion Number resulting from such adjustment setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the written request of a holder of Preferred Stock, the Company shall cause its then independent certified public accountants to furnish to such holder a certification of such adjustment to the Conversion Number.

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                              ATTACHMENT TO ITEM 6.

       (a) The Board of Directors are authorized and empowered to repurchase any of the corporation's outstanding Common Stock from paid-in-capital.

       (b) A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the director's duty as a director, except for (i) liability for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability imposed pursuant to the provisions of Section 43 of the Rhode Island Business Corporation Act, as amended, or (iv) liability for any transaction for which the director derived an improper personal benefit (unless said transaction is permitted by Section 37.1 of the Rhode Island Business Corporation act, as amended). If the Rhode Island Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Rhode Island Business Corporation Act. Any repeal or modification of this ARTICLE SIXTH (b) by the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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